EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of October 1, 2014, by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”), and Joseph T. Lower (“Executive”).

RECITALS

WHEREAS, Executive agrees to provide services for the benefit of the Company for the periods provided herein, and the Company wishes to procure such services as provided herein;

WHEREAS, the Company wishes to secure for its benefit the experience, abilities and services of Executive and to prevent the loss of such experience, services and abilities subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, the Executive and the Company are entering into the Proprietary Rights Agreement which is attached hereto as Exhibit A (the “Proprietary Rights Agreement”); and

WHEREAS, Executive and the Company wish to enter into this Agreement that sets forth the terms and conditions of his employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.            Term.  Subject to Section 4 hereof, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on November 1, 2014 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of Executive’s employment pursuant to this Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either party to this Agreement provides the other party with written notice that such period shall not be so extended at least ninety (90) days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Employment Term”).  Each additional one-year Renewal Term shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Term, as applicable, as of the first day after the last date on which notice may be given pursuant to the preceding sentence.  For purposes of this Agreement, the term “Expiration Date” shall mean the third anniversary of the Effective Date, or, if the Initial Term is extended pursuant to this Section 1, the last day of the then current Renewal Term assuming that the Employment Term is not further renewed under this Section 1.

2.             Position and Duties.  Executive shall initially serve the Company in the capacity of Vice President-Finance and, on the date of the consummation of the spin-off of the Company’s consumables management segment into an independent publicly traded Company (the “Spin Date”), Executive shall begin to serve the Company in the capacity of Vice President and Chief Financial Officer, or (subject to Section 4(d)(iv)) in such other position as the Co-Chief Executive Officer of the Company, his designee or the Board of Directors of the Company (the “Board”) may designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as the Co-Chief Executive Officer of the Company, his designee or the Board shall determine. Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities.  Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

3.             Compensation.

(a)           Salary.  During the Employment Term, Executive shall receive an annual salary (the “Salary”) payable at the rate of $450,000 per annum.  The Salary shall be reviewed annually and may be adjusted upward (but not downward) by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its discretion.

(b)          Incentive Bonus.  So long as employed, Executive may receive an incentive target bonus for each fiscal year (beginning with fiscal year 2015) or portion thereof during which Executive has been employed hereunder as determined by the Compensation Committee at the end of the applicable fiscal year, with the target annual incentive opportunity to up to 100% of Executive’s then current Salary (“Target Bonus”).  For fiscal year 2014, Executive’s incentive bonus shall be determined by the Compensation Committee in its sole discretion.  The incentive bonus, if any, shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in respect of which Executive earned such bonus.

(c)           Sign-On Bonus.  Within 30 days of the Effective Date, the Company shall make a lump sum payment to Executive equal to $1,000,000 (the “Sign-On Bonus”), provided, however, that in the event that Executive’s employment is terminated by the Company for Cause (as defined below) or he resigns without Good Reason (as defined below) (i) prior to the first anniversary of the Effective Date, Executive shall be required to immediately repay to the Company the full gross amount of the Sign-On Bonus ($1,000,000), (ii) on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, Executive shall be required to immediately repay to the Company two-thirds of the gross amount of the Sign-On Bonus ($666,666), and (iii) on or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date, Executive shall be required to immediately repay the Company one-third of the gross amount of the Sign-On Bonus ($333,333).  For the avoidance of doubt, Executive shall have no obligation to repay to the Company any portion of the Sign-On Bonus if Executive remains employed through the third anniversary of the Effective Date or prior to the Expiration Date is terminated by the Company without Cause, resigns for Good Reason or dies or terminates due to his Incapacity (as defined below).

(d)          Expenses.  Executive shall be entitled to receive prompt payment of, or reimbursement for, all reasonable business expenses incurred by him during the Employment Term on behalf of the Company.

(e)           Benefits.    During the Employment Term, Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, executive medical expense reimbursement, pension, retirement, accident, and other benefit plans, programs and arrangements made generally available by the Company to its senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time.  In accordance with the Company’s policies in effect from time to time applicable to Executive, Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its senior executive officers. To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”), the Company shall reimburse such medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.  The Company shall reimburse Executive for the costs relating to COBRA (less applicable taxes) during the period beginning on the Effective Date and ending at the time that Executive become eligible for coverage under applicable health plans maintained by the Company.

(f)           Automobile.  So long as employed, Executive shall receive an automobile either owned or leased by the Company or a monthly automobile allowance of $1,100 per month (the “Automobile Allowance”), at the discretion of the Company.  The Automobile Allowance, if applicable, shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in which it shall accrue.

(g)           Equity Compensation.  So long as employed, Executive shall be eligible to participate in any applicable equity compensation program of the Company in effect from time to time on the terms set forth by the Compensation Committee in its sole discretion, which program or arrangement may include stock options, restricted stock awards or units (“Equity Awards”) under the Company’s Amended and Restated 2005 Long Term Incentive Plan or any successor plan thereto (the “Plan”).  The grant date fair value of the annual Equity Awards granted to Executive (determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, or any successor promulgation (“FASB”)) shall be up to 300% of Executive’s then current Salary.

(h)          Initial Equity Grant.  Subject to the approval of the Compensation Committee, on the Effective Date, Executive shall be granted initial grants of Equity Awards (the “Initial Grants”) on the following terms: (i) a grant of restricted stock with a grant date fair value of $2,300,000 (determined in accordance with FASB) that vests, subject to continued employment, as follows (A) restricted stock with a grant date fair value of $1,100,000 that vests on the first anniversary of the Effective Date, (B) restricted stock with a grant date fair value of $1,100,000 that vests on the second anniversary of the Effective Date and (C) restricted stock with a grant date fair value of $100,000 that vests on the third anniversary of the Effective Date, and (ii) restricted stock with a grant date fair value of $1,300,000 (determined in accordance with FASB) that vests, subject to continued employment, on the seventh anniversary of the Effective Date.  In the event that the Company provides Executive timely notice, in accordance with Section 2, that the Company is not renewing the Employment Term, upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, or due to Executive’s death or Incapacity, in each case on or after the Expiration Date, the restricted stock grant set forth at clause (ii) shall become vested on the same basis as provided in Section 4 for Equity Awards on a termination by the Company without Cause or by Executive for Good Reason, or due to Executive’s death or Incapacity, as applies, without regard for such expiration.  All other terms and conditions of the Initial Grants shall be established by the Compensation Committee prior to the Effective Date; provided that the Company may make the Initial Grants as an “inducement award” and not expressly pursuant to the Plan in which case the Company shall take all actions as are required to satisfy NASDAQ listing rules applicable to such grants and shall file a Form S-8 registering the shares of common stock respecting the Initial Grants in a timely manner.

4.             Termination and Compensation Thereon.

(a)         Termination Date.  The term “Termination Date” shall mean the earlier of (i) Executive’s date of death, (ii) upon the occurrence of a Change of Control in accordance with Section 4(e), the date of the Change of Control and (iii) the date on which Executive incurs a Separation from Service (as defined below) with the Company and its subsidiaries and affiliates for any reason.

(b)           Death.

(i)      Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such natural person, trust, corporation, limited liability company, limited or general partnership, or any other entity (each a “Person”) as Executive shall have designated in a notice filed with the Company, or, if no such Person shall have been designated, to his estate a lump sum payment amount equal to the Salary (at the rate in effect on the Termination Date) payable during the period from the Termination Date through the Expiration Date.

(ii)         Upon Executive's death, the Company shall, within thirty (30) days following the date of death, also pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum amount equal to (A) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the date of death, and (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the date of death.

(iii)          In addition, upon Executive’s death, any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(c)           Incapacity.  If, in the reasonable judgment of the Compensation Committee, as a result of Executive’s Incapacity due to a medically determinable physical or mental illness, Executive shall have been absent from his full-time duties as described hereunder for the entire period of twelve (12) consecutive months (“Incapacity”), Executive’s employment shall terminate at the end of the twelve (12)-month period as provided in this Section 4(c).  In such event:

(i)       the Company shall give prompt notice to Executive of any such termination;

(ii)      the Company shall pay to Executive a lump sum payment amount equal to the Salary (at the rate in effect on the Termination Date) payable during the period from the Termination Date through the Expiration Date;

(iii)         the Company shall pay to Executive within thirty (30) days after the Termination Date (A) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date and (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date; and

(iv)      upon a termination due to Incapacity, all Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

The lump sum payment shall be made within thirty (30) days following the Termination Date.  Any dispute between the Compensation Committee and Executive with respect to Executive's Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Compensation Committee and Executive or his personal representative, whose decision shall be binding on all parties.

(d)           Termination by the Company or Executive.

(i)           Termination by the Company for Cause.  The Company may, at any time, terminate Executive’s employment hereunder for “Cause.”  Upon a termination for Cause, the Company shall have no further obligations to Executive hereunder, except for payment within thirty (30) days following the Termination Date of any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date.  For purposes of this Agreement, “Cause” shall mean any of the following:

(A)           the willful and continued (after a reasonable period following such demand) failure by Executive to substantially perform his duties hereunder (other than (1) any such willful or continued failure resulting from his Incapacity due to physical or mental illness or physical injury or (2) any such actual or anticipated failure after the issuance of a notice of termination by Executive for Good Reason (as defined below)), after written demand for substantial performance is delivered by the Company to Executive that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties;

(B)           the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or

(C)           the conviction of Executive of a felony by a court of competent jurisdiction in a judgment which has become final and nonappealable if such conviction would render it impossible for Executive to perform his obligations hereunder or if the reputation of the Company would be materially damaged by the continuance of Executive’s employment hereunder.

For purposes of this Section 4(d)(i) no act, or failure to act, on the part of Executive shall be considered “willful” unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company.  If Executive’s employment is terminated by the Company for Cause pursuant to this Section 4(d)(i), the Company shall have no further obligations to Executive hereunder after the Termination Date, except as provided for in this Section 4(d)(i), Section 11 (Indemnification) hereof, or other indemnification available to Executive by agreement, insurance, law, equity, or the Company’s organizational documents.

(ii)           Termination without Cause or for Good Reason.

(A)           The Company may, at any time, terminate Executive’s employment hereunder without Cause and Executive may terminate Executive’s employment hereunder with “Good Reason” (as defined below).

(B)           If Executive’s employment is terminated by the Company without Cause, or by Executive with Good Reason, then Executive shall receive payment of:

(1)           any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date;

(2)           any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date;

(3)           two times the sum of Executive’s (A) Salary and (B) Target Bonus, in each case at the rates in effect on the Termination Date; and

(4)           any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest as of the Termination Date and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(C)           The lump-sum payment under clauses (B)(1) - (3) shall be made within thirty (30) days following the Termination Date, provided, however, to the extent that Section 409A of the Code applies, the payment pursuant to clause (B)(3) shall be made on the date that is six (6) months and one (1) day following the Termination Date.

(iii)           Termination by Executive without Good Reason.

(A) Executive may terminate his employment hereunder without Good Reason.  If Executive’s employment is terminated by Executive without Good Reason, then Executive shall receive payment of:

(1)       any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date; and

(2)       any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date.

(B)       The lump-sum payment under clauses A(1) and (2) shall be made within thirty (30) days following the Termination Date.

(iv)         For purposes of this Agreement, “Good Reason” means:

(A)           a decrease in Executive’s Salary or a failure by the Company to pay material compensation due and payable to Executive in connection with his employment;

(B)           a change in Executive’s responsibilities, positions, duties, status, title or reporting relationships;

(C)         Executive ceasing to be (1) Vice President-Finance of the Company (if prior to the Spin Date) or (2) the Chief Financial Officer of the Company (following the Spin Date) in each case pursuant to this Agreement (or such other positions Executive holds (x) immediately prior to the Change of Control Date, if applicable, or (y), solely for purposes of Section 4(d), thirty (30) days prior to the Termination Date);

(D)         requiring Executive to be based at any office or location that is anywhere other than Executive’s principal place of employment;  or

(E)              a material breach by the Company of any term or provisions of this Agreement;

provided that Executive has given notice thereof to the Company and the Company has not cured the Good Reason, if applicable, within thirty (30) days after receiving such notice.

(e)           Change of Control.

(i)           If a “Change of Control” (as defined in Section 4(e)(ii)) of the Company occurs, the Company will be obligated as provided in this Section 4(e).  For purposes of determining the Company’s obligations under this Section 4(e), the date on which a Change of Control is effective shall be referred to as the “Change of Control Date.” If a Change of Control occurs during the Employment Term Executive’s employment shall be terminated, and:

(A)           the Company or its successor in interest shall pay to Executive a lump-sum amount equal to (x) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Change of Control Date, (y) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date, and (z) a lump-sum amount equal to two times the sum of (1) his Salary and (2) Target Bonus, in each case at the rate in effect on the Termination Date.

(B)           any Equity Awards granted to Executive that would not vest on or prior to the Change of Control Date shall vest and, if applicable (e.g. options), be exercisable immediately upon the date immediately preceding the Change of Control Date and, notwithstanding any provisions set forth in the applicable agreement or related plan, such Equity Awards, shall continue to be exercisable until their original stated expiration date.

(C)           the payment described in Section 4(e)(i)(A) shall be made on the Change of Control Date.

(ii)           For purposes of this provision, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A of the Code.

(iii)         A Change of Control shall occur on the effective date of any event specified in Section 4(e)(ii) above.  In connection with any determination of ownership for purposes of Section 4(e)(ii) above, the attribution rules of Section 318(a) of the Code shall apply.

(iv)         The obligations of the Company pursuant to this Section 4 shall survive any termination of this Agreement or Executive’s employment or any resignation of such employment by Executive pursuant to this Section 4.

(f)           280G Matters.

(i)         Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, benefit, equity-based or other compensation or other transfer or action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Accounting Firm (as defined below) shall, in consultation with Executive’s legal counsel or other advisor designated by Executive (“Executive’s Advisor”), determine whether to reduce any of the Payments to Executive so that the Parachute Value (as defined below) of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below). Payments shall be so reduced only if the Accounting Firm determines, subject to the approval of Executive’s Advisor, with such approval not to be unreasonably withheld or delayed, that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Payments were so reduced.

(ii)          If the Accounting Firm determines that the aggregate Payments to Executive should be reduced so that the Parachute Value of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount, and Executive’s Advisor approves such determination, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm and approved by Executive’s Advisor under this Section 4(f) shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of Executive’s termination of employment.

(iii)            The reduction contemplated by this Section 4(f), if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order: (A) any Payments as a result of the acceleration of the vesting of performance-based Equity Awards pursuant to Section 4(e)(i)(B), (B) any Payments under Section 4(e)(i)(A) that is a “parachute payment” within the meaning of Section 280G of the Code, (C) any other cash Payments that are “parachute payments” and would be made upon a Change of Control, beginning with payments that would be made last in time and (D) any Payments as a result of accelerated vesting of Equity Awards for which the amount considered contingent on the change in ownership or control is determined in accordance with Treasury Regulation 1.280G-1, Q&A 24(c).

(iv)         As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case consistent with the calculation of the applicable Safe Harbor Amount hereunder.  In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes, and Executive’s Advisor agrees, has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid by Executive to the Company; provided, however, that (i) no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Sections 1 or  4999 or generate a refund of such taxes; and (ii) to the extent such repayment would generate a refund of such taxes, Executive shall only be required to pay to the Company the Overpayment less the amount of tax to be refunded and to transfer the refund of such taxes to the Company when received. In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(v)         All fees and expenses of the Accounting Firm in implementing the provisions of this Section 4(f) shall be borne by the Company, and the Company shall reimburse Executive for all reasonable advisory fees incurred with respect to this Section 4(f) (including for services provided by Executive’s Advisor) and any legal and accounting fees incurred with respect to disputes related thereto (including for services provided by Executive’s Advisor).

(vi)         The following terms shall have the following meanings for purposes of this Section 4(f):

(A)
“Accounting Firm” shall mean a mutually agreed upon nationally recognized accounting firm (a “Big Four” accounting firm) that is not serving as accountant or auditor for the Company or the individual, entity or group effecting the Change of Control.

(B)
“Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local, and foreign laws, determined by applying the highest marginal rate under Section 1 of the Code and under state, local, and foreign laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate as such Executive shall certify, in Executive’s sole discretion, as likely to apply to Executive in the relevant tax year.

(C)
“Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(D)
“Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(E)	“Safe Harbor Amount” means (x) 3.0 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

5.             Amendments.  No amendment to this Agreement or any Exhibit hereto shall be effective unless it shall be in writing and signed by each party hereto.

6.             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attention:  General Counsel

If to Executive, to him at:

Joseph T. Lower
460 Red Fox Lane
Lake Forest, IL  60045

 7.             Entire Agreement.  This Agreement (including the Exhibits attached hereto) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all such prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

8.             Mutual Waiver.  Except in the event of a termination by the Company for Cause, Executive and the Company agree to sign a mutual waiver and release of claims agreement effective as of the Termination Date substantially in the form attached hereto as Exhibit B, and hereby incorporated by reference (the “Mutual Waiver”).  To the extent that any payments to Executive are conditioned on Executive entering into a Mutual Waiver and the timing of Executive’s entering into such Mutual Waiver could cause any such payments to be made in either of two taxable years of Executive, such payments shall be made on the earliest date permitted pursuant to such Mutual Waiver in the second such taxable year.

9.           Withholding.  All payments made by the Company under this Agreement shall be reduced by any amounts in respect of income, social security, FICA and other similar taxes at the then-prevailing rates required to be withheld by the Company under applicable law.

10.           Legal Fees.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

11.           Indemnification.  To the maximum extent permitted under the law of the State of Delaware as from time to time in effect, the Company hereby agrees to indemnify and defend Executive and hold him harmless from and against all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, incurred by Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which Executive may be or may have been involved as a party or otherwise or with which Executive may be or may have been threatened, while in office or thereafter, by reason of Executive’s being an officer or director of the Company or by reason of any action taken or not taken in such capacity.  The Company will, at all times during which Executive may be subject to indemnification above, also cover Executive as an insured under any contract of directors and officers liability insurance that the Company carries for its officers.  This Section 11 shall continue to apply to Executive’s services as an officer or employee of the Company (or any successor to its business), without regard for any expiration of the Employment Term, in any case in which Executive is employed after the Expiration Date.

12.           Unfunded Status.  This Agreement is intended to constitute an unfunded plan for incentive compensation.  Nothing contained herein shall give Executive any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Compensation Committee may authorize the creation of trusts, acquisition of life insurance policies or other arrangements to meet the obligations created under this Agreement.

13.           Section 409A.

(a)           If any amounts that become due under Section 4 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)           Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after Executive’s Separation from Service for any reason other than death or (ii) Executive’s date of death.  The Company shall establish a grantor trust pursuant to Rev. Proc. 92-64, promulgated under subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, as modified by Notice 2000-56, and fund any such payments that are deferred pursuant to this Section that otherwise would be immediately payable to Executive.  The provisions of this Section shall only apply if required to comply with Section 409A of the Code.

(c)           For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A of the Code.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)           It is intended that the terms and conditions of this Agreement comply with Section 409A of the Code.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, this Agreement or any provision hereof may be reformed by Executive, subject to the consent of the Company (which consent shall not be unreasonably withheld) to:  (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code,  provided,  however, that no such amendment shall have the effect of reducing the amount of any payment or benefit payable to Executive pursuant to this Agreement.

(e)           Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

15.           Miscellaneous.

(a)           Enforceability.  The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

(b)           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  This Agreement may be assigned by the Company.  Executive may not assign or delegate Executive’s duties under this Agreement without the Company’s prior written approval.

(c)           Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 4(d)(ii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

(d)           Survival.  The obligations of Executive pursuant to the Proprietary Rights Agreement and the provisions of Sections 3(d) and 5 through 15 inclusive hereof shall each survive any termination or expiration of this Agreement in accordance with the applicable statute of limitation(s).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Employment Agreement as of the date first written above.

EXECUTIVE

/s/ Joseph T. Lower
Joseph T. Lower

B/E AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A

PROPRIETARY RIGHTS AGREEMENT

This Proprietary Rights Agreement (“Agreement”) is intended to set forth in writing my responsibility to B/E Aerospace, Inc. and/or any of its subsidiaries or affiliated businesses (collectively the “Company”) during my employment, consultancy, and/or tenure as an independent contractor with the Company and thereafter. I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future. As part of my employment, consultancy, and/or tenure as an independent contractor with the Company, I have certain obligations relating to business, confidential and/or proprietary information of the Company, as well as to inventions which I may develop during my employment, consultancy, and/or tenure as an independent contractor with the Company.

I acknowledge and agree that:

1.
Agreement, Effective Date.  This Agreement shall be effective on, the first day of my employment, consultancy, and/or tenure as an independent contractor with the Company and shall continue in effect throughout my employment, consultancy, and/or tenure as an independent contractor (the “Agreement Period”). As an inducement to and in consideration of my acceptance and/or continuation of employment, consultancy, and/or tenure as an independent contractor with the Company, and the Company’s compensating me for services and extending to me certain other benefits of a compensatory nature, but without any obligation on the Company’s part to continue such employment, compensation or benefits for any specified period whatsoever, I agree to protect, safeguard and maintain the integrity and confidentiality of the Company’s valuable assets and legitimate business interests in accordance with the terms and conditions set forth in this Agreement.

2.
Confidentiality. I will maintain in confidence and will not disclose or use, either during or after the Agreement Period, any “Proprietary Information”, whether or not in written form, except to the extent required to perform my duties on behalf of the Company. Proprietary Information means all of the following materials and information that I use, receive, have access to, conceive or develop or have used, received, conceived or developed, in whole or in part, in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company:

(i)	Written materials of the Company;

(ii)
The names and information relating to customers and prospective customers of the Company and/or persons, firms, corporations or other entities with whom the Company has provided goods or services at any time, including contact persons, addresses and phone numbers, their characteristics and preferences and types of services provided to or received from those customers and prospective customers;

(iii)
The terms of various agreements between the Company and any third parties, including without limitation, the terms of customer agreements, vendor or supplier agreements, lease agreements, advertising agreements, fee arrangements, terms of dealing and the like;

(iv)
Any data or database, trading algorithms or processes, or other information compiled by the Company, including, but not limited to, customer lists, customer information, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer or other person, firm or corporation to whom or which the Company has provided goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or any other information;

(v)
All policies, procedures, strategies and techniques regarding the services performed by the Company or regarding the training, marketing and sales of the Company, either oral or written. The Company’s internal corporate policies and practices related to its services, price lists, fee arrangements and terms of dealings with customers or potential customers or vendors. Information relating to formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans;

(vi)
Any other information, data, know-how or knowledge of a confidential or proprietary nature observed, used, received, conceived or developed by me in connection with my employment, consultancy, and/or tenure as an independent contractor by the Company, including and not limited to the Company’s methodologies, price strategies, price lists, costs and quantities sold, financial and sales information, including, but not limited to, the Company’s financial condition, business interests, initiatives, objectives, plans or strategies; internal information regarding personnel identity, skills, compensation, organizational charts, budgets or costs of individual departments, and the compensation paid to those working for or who provide services to the Company; and performance of investments, funds or portfolio companies, including any “track record” or other financial performance information or results;

(vii)
All other non-public information regarding the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of the Company’s shareholders, members, partners, employees or investors; the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which the Company may invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; the respective interest in any investment of any of its shareholders, members, partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information;

(viii)
All discoveries, software (including, without limitation, both source code and object code), models, drawings, photographs, specifications, trademarks, formulas, patterns, devices, compilations and all other proprietary know-how and technology, whether or not patentable or copyrightable, and all copies and tangible embodiments of any of the foregoing, and that have been or will be created for the Company by me, whether alone or with others;

(ix)
The Company’s inventions, products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to my employment, consultancy, and/or tenure as an independent contractor and any other information which is identified as confidential by the Company; and

(x)
“Trade Secrets”, which shall include, but not be limited to, information regarding formulas, processes or methods that: (a) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of reasonable efforts by the Company to maintain its secrecy. “Trade Secrets” shall also include all other information or data that qualifies as a trade secret under applicable law.

3.	Inventions.

3.1
Definition of Inventions used in this Agreement: the term “Invention” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions include, but are not limited to, all designs, discoveries, formulas, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

3.2	Disclosure and Assignment of Inventions.

(i)
I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the Agreement Period (i) which relate, at the time of conception, development or reduction to practice of the Invention, to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or Trade Secrets, or (iii) which resulted from any work I performed for the Company (the “Company Inventions”). I assign all my right, title and interest worldwide in the Company Inventions and in all intellectual property rights based upon the Company Inventions. However, I do not assign or agree to assign any Inventions relating in any way to the Company business or demonstrably anticipated research and development which were made by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company, which Inventions, if any, are identified on Appendix “A” to this Agreement. Appendix “A” contains no confidential information. I have no rights in any Inventions other than the inventions specified in Appendix “A”. If no such list is attached, I have no such Inventions or I grant an irrevocable, nonexclusive, royalty-free, worldwide license to the Company to make, use and sell Inventions developed by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company.

(ii)
I recognize that Inventions relating to my activities while working for the Company and conceived or made by me, along or with others, within one (1) year after termination of the Agreement Period may have been conceived in significant part while I was retained by the Company. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment, consultancy, and/or tenure as an independent contractor with the Company and assign such Inventions to the Company as a Company Invention unless and until I have established the contrary. I agree to disclose promptly in writing to the Company all Inventions made or conceived by me for one (1) year after the Agreement Period, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

3.3	Nonassignable Inventions. This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under the laws of the state of Florida.

4.	Use and Return of Proprietary Information and Trade Secrets:

(i)
I agree that under no circumstance and at no time shall any of the Proprietary Information and Trade Secrets be taken from the Company’s premises and that under no circumstances and at no time shall any of the Proprietary Information and Trade Secrets be duplicated, in whole or in part, without the express written permission of the Company, which permission may be granted or denied in the Company’s sole and absolute discretion;

(ii)
I agree that, upon termination of my employment (if applicable) and/or tenure as an independent contractor with the Company for any reason (regardless of whether or not the Company retains me as a consultant) or at any other time upon the Company’s request, I shall return to Company, without retaining any copies, all Proprietary Information and Trade Secrets, as well as all other Company’s documents and other materials, which are in my possession regardless of the form in which any such materials are kept;

(iii)
I covenant and agree that all right, title and interest in any Proprietary Information and Trade Secrets shall be and shall remain the exclusive property of the Company and shall be and hereby are vested and assigned by me to the Company. I agree to promptly disclose to the Company all Proprietary Information and Trade Secrets developed in whole or in part by me within the scope of this Agreement. In relation to my employment, consultancy, and/or tenure as an independent contractor or the performance of this Agreement, I have created or may create certain work product for the Company that may be copyrighted or copyrightable under the laws of the United States. To the extent that any such work product is created, I will be considered to have created a Work Made for Hire as defined in 17 U.S.C. § 101, and the Company shall have the sole right to the copyright. In the event that any such work product created by me does not qualify as a Work Made for Hire, I hereby assign the copyright and all rights, throughout the world, in and to the work product to the Company, as provided for in paragraph (v) below. I agree to turn over to the Company all physical manifestations of the Proprietary Information and Trade Secrets in my possession or under my control at the request of the Company;

(iv)
I acknowledge that all documents, in hard copy or electronic form, received, created or used by me in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company are and will remain the property of the Company. I agree to return all such documents (including all copies) promptly upon the termination of my employment, consultancy, and/or tenure as an independent contractor, certify that no other documents remain, and agree that, during or after my employment, consultancy, and/or tenure as an independent contractor, I will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests;

(v)
I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the work product (including Proprietary Information and/or Trade Secrets) and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such work product and any rights relating thereto, and testifying in a suit or other proceeding relating to such work product and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. In connection with my execution of this Agreement, I hereby irrevocably grant to the Company an irrevocable power of attorney designating and appointing the Company’s duly authorized officer as my agent and attorney in fact, should I become unable because of my mental or physical incapacity or for any other reason, to sign any documents with respect to any work product including, without limitation, permitting the Company to apply for or pursue any application for any United States or foreign patents or copyright registrations covering such work product. In connection with such power of attorney, I permit the agent to act for and on my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such work product with the same legal force and effect as if executed or done by me.

5.
Competitive Employment.  During the Agreement Period, including any extensions thereof (as applicable), I agree that I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association or other entity that is engaged in any manner in the business of the Company.

I further agree that during the same period I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any business entity that is not engaged in the business of the Company in any market in which the Company conducts business or provides services where such other business entity could utilize or gain a business or economic advantage through the use of Confidential Information, Trade Secrets, my training by the Company, my relationship with the Company’s customers, suppliers, vendors, clients or investors or prospective customers, suppliers, vendors, clients or investors or the Company’s goodwill.

I may make passive investments in publicly traded entities not to exceed 3% of the outstanding voting securities of such public entity, provided, however, that such investment do not prevent me from abiding by this Agreement, including this Paragraph 5.

6.
Non-solicitation.  During the Agreement Period and for a period of two (2) years thereafter, I will not solicit or encourage, or cause others to solicit or encourage, any employees, suppliers, vendors, or consultants of/to the Company to terminate their employment or other relationship, as applicable, with the Company.

7.
Acts to Secure Proprietary Rights.  I agree to perform, during and after the Agreement Period, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

8.
No Conflicting Obligations.  My performance of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company. I will not disclose, induce, or permit the Company to, either directly or indirectly, use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

9.
Survival. Notwithstanding the termination of the Agreement Period, this Agreement shall survive such termination and continue in accordance with its terms and conditions. Unless provided otherwise in a written contract with the Company, this Agreement does not in any way restrict my right or the right of the Company to terminate my employment, consultancy, and/or tenure as an independent contractor at any time, for any reason or for no reason.

10.
Specific Performance.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

11.	Waiver. The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

12.
Severability.  If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

13.	Governing Law. This Agreement will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the state of Florida.

14.
Entire Agreement.  Except for the Employment Agreement between you and the Company, this Agreement and the Exhibits to this Agreement constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, except for prior proprietary rights agreements which shall for the period prior to the effective date of this agreement be deemed to be in addition to, and not in lieu of, this Agreement for such prior period. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15.
Assignment.  This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

EMPLOYEE

Date:	October 1, 2014	/s/ Joseph T. Lower
(Name)

Joseph T. Lower
(Printed Name)

B/E AEROSPACE, INC.

Date:	October 1, 2014	By:	Thomas P. McCaffrey

		Title:	Senior Vice President and Chief Financial Officer

APPENDIX A TO THE PROPRIETARY RIGHTS AGREEMENT

EXHIBIT B

Form of Mutual Waiver Agreement

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”), is made as of ______ __, 20___, by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”) and Joseph T. Lower (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.

Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (the “Settlement Consideration”), the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Termination; Employment Agreement.  Effective _________, 20__, Employee’s employment with the Company was terminated.  Upon Employee’s termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Employment Agreement, dated as of October 1, 2014, by and between Employee and the Company (the “Employment Agreement”).

2.           Non-Released Claims.

(a)           Employee Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agent, representative or designee’s obligations to Employee (i) that are specified in the Employment Agreement as surviving the termination of Employee’s employment, (ii) that arise out of or from respondeat superior principles, (iii) for claims for indemnification and defense under any organizational document, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iii) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan, and (iv) any claims not waivable under applicable law, collectively, the “Employee Non-Released Company Claims ”.

(b)           Company Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in the Employment Agreement, (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company, and (iii) any claims not waivable by the Company under applicable law, collectively, the “Company Non-Released Employee Claims ”.

3.           General Release in Favor of the Company:  Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers ”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees ”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.  Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)           any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)           any and all claims, relating to Employee’s employment by the Company,  the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)           any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act of 1992, the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution;

(d)           any and all claims under any contract, whether express or implied;

(e)           any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(f)           any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)           any and all claims for attorneys' fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.           General Release in Favor of Employee.   The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.

5.           Non-Disparagement.  The parties agree that they will not (a) disparage or encourage or induce others to disparage the other party (including, without limitation, the Releasees and the Releasers), or (b) engage in any conduct or induce any other person to engage in any conduct that is any way injurious to either party's (including, without limitation, the Releasees' or the Releasers’) reputation and interests (including, without limitation, any negative or derogatory statements or writings).

6.           Covenants not to Sue.

(a)           Employee Covenant not to Sue.  Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee.  Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims.  Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)           Company Covenant not to Sue.  The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser.  Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims.  The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

7.           No Admission.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.

8.           Effectiveness.  This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attention:  General Counsel

In the event that Employee revokes this Agreement prior to the eighth day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

9.           Employee Acknowledgement.  Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution.  Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance, that he has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.

10.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.           Entire Agreement.  This Agreement and the Employment Agreement, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally.  Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

12.           General Provisions.

(a)           Governing Law; Jurisdiction; Venue.  This Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida's conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Florida court.

(b)           Prevailing Party.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

(c)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)           Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)           Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

B/E AEROSPACE, INC.

By:
Joseph T. Lower	PRINT NAME:
TITLE:

STATE OF FLORIDA	)
) ss.
COUNTY OF ___________	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Joseph T. Lower, to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same.  This individual is personally known to me or has produced a ______________________ as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this _____ day of ________, 20__.

Notary Public
My Commission Expires: